Exhibit 99.1

BOYD GAMING ANNOUNCES EXPECTED RESULTS

LAS VEGAS, NV—OCTOBER 6, 2003—Boyd Gaming Corporation (NYSE:BYD) today announced that it currently expects its earnings for the third quarter ended September 30, 2003 to be below expectations. The Company now estimates that third quarter diluted earnings per share before preopening expenses will be in the range of $.14 to $.16 per share, compared to consensus estimates of $.21 per share. The Company reported that the principal reason for the shortfall was lower than expected earnings at its Stardust and Par-A-Dice properties. The Company has scheduled its full report on third quarter earnings for the week of October 20, 2003.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s earnings per share and expected earnings at its Stardust and Par-A-Dice properties. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs and start-up costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), increased taxes, the availability and price of energy, weather, regulation, economic conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2002 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com ), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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